Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS SECOND QUARTER 2025 RESULTS

Company’s second quarter net sales, adjusted for Easter holiday shift, increased 1.6 percent

Sunbury, PA (August 6, 2025) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week second quarter and 26-week year-to-date ended June 28, 2025.

“Our second quarter 2025 results, adjusted for the financial impact of the year-over-year Easter holiday shift and related party share purchase agreement transaction, are in line with our expectations during a time of continuing market changes and macroeconomic uncertainty,” said Weis Markets, Inc. Chairman, President, and CEO Jonathan H. Weis. “We continue to make significant price investments in a market impacted by cautious customer spending. During the quarter, we opened a new store in a growing part of Maryland’s Frederick County, and we expect to open a new store in Charlotte Hall, MD later this summer.”

Mr. Weis said, “We are grateful for the hard work and dedication of our retail store, supply chain, manufacturing, and support center associates who serve our customers and support our communities each day which makes our Company’s long-term growth and success possible.”

Second Quarter 2025 Results

Net sales and other revenue totaled $1.22 billion for the 13-week second quarter ended June 28, 2025, compared to $1.19 billion for the same period in 2024, up 2.8 percent. The Company estimates its net sales, adjusted for the $14.0 million shift of the Easter holiday occurring in the second quarter in 2025 compared to the first quarter in 2024, were up 1.6 percent. Second quarter comparable store sales excluding fuel increased 2.3 percent on an individual year-over-year basis and increased 2.6 percent on a two-year stacked basis.

The Company’s second quarter net income totaled $26.53 million, which included $1.1 million in pre-tax related party share purchase agreement transaction expenses, compared to $26.26 million in 2024, up 1.0 percent. Adjusted for the weighted-average shares outstanding for the applicable reporting period, second quarter earnings per share totaled $1.01 compared to $0.98 per share for the same period in 2024.

Year-To-Date 2025 Results

Net sales and other revenue totaled $2.42 billion for the 26-week year-to-date ended June 28, 2025, compared to $2.37 billion for the same period in 2024, up 2.1 percent. Year-to-date comparable store sales excluding fuel increased 1.7 percent on an individual year-over-year basis and increased 3.5 percent on a two-year stacked basis.

The Company’s year-to-date net income totaled $47.00 million, which included $1.1 million in pre-tax related party share purchase agreement transaction expenses, compared to $49.42 million in 2024, down 4.9 percent. Adjusted for the weighted-average shares outstanding for the applicable reporting period, year-to-date earnings per share totaled $1.77 compared to $1.84 per share for the same period in 2024.

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on July 17, 2025, a quarterly cash dividend of $0.34 per share to shareholders of record as of July 28, 2025, payable on August 11, 2025.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 199 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Second Quarter – 2025

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(amounts in thousands, except shares and per share amounts)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$1,214,479	$1,181,456	$2,411,284	$2,360,370
Other revenue	4,317	4,263	8,288	8,300
Total revenue	1,218,796	1,185,719	2,419,572	2,368,670
Cost of sales, including advertising, warehousing and distribution expenses	910,431	886,695	1,811,706	1,774,636
Gross profit on sales	308,365	299,024	607,866	594,034
Operating, general and administrative expenses	276,428	266,535	552,894	534,182
Income from operations	31,937	32,489	54,972	59,852
Investment income (loss) and interest expense	5,294	4,062	9,705	9,613
Other income (expense)	(2,163)	(407)	(1,805)	(1,808)
Income before provision for income taxes	35,068	36,144	62,872	67,657
Provision for income taxes	8,541	9,885	15,868	18,233
Net income	$26,526	$26,259	$47,004	$49,424

Weighted-average shares outstanding, basic and diluted	26,354,064	26,898,443	26,626,254	26,898,443
Cash dividends per share	$0.34	$0.34	$0.68	$0.68
Basic and diluted earnings per share	$1.01	$0.98	$1.77	$1.84

WEIS MARKETS, INC.

INDIVIDUAL YEAR-OVER-YEAR ANALYSIS OF SALES

Second Quarter – 2025

(Unaudited)

	Percentage Change
	2025 vs. 2024
June 28, 2025	13 Weeks Ended	26 Weeks Ended
Net sales	2.8%	2.2%
Net sales, excluding fuel	3.2	2.3
Net sales, adjusted for Easter shift	1.6
Comparable store sales (individual year)	1.8	1.4
Comparable store sales, excluding fuel (individual year)	2.3	1.7
Comparable store sales, adjusted for Easter shift (individual year)	0.6

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Second Quarter – 2025

(Unaudited)

	Percentage Change
	13 Weeks Ended
June 28, 2025	2025 vs. 2024	2024 vs. 2023
Comparable store sales (individual year)	1.8%	0.5%
Comparable store sales (two-year stacked)	2.3
Comparable store sales, excluding fuel (individual year)	2.3	0.3%
Comparable store sales, excluding fuel (two-year stacked)	2.6
Comparable store sales, adjusted for Easter shift (individual year)	0.6%

	Percentage Change
	26 Weeks Ended
June 28, 2025	2025 vs. 2024	2024 vs. 2023
Comparable store sales (individual year)	1.4%	1.8%
Comparable store sales (two-year stacked)	3.2
Comparable store sales, excluding fuel (individual year)	1.7	1.8%
Comparable store sales, excluding fuel (two-year stacked)	3.5